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                                                                  EXHIBIT 11
                              COMPUTER SCIENCES CORPORATION

                            CALCULATION OF EARNINGS PER SHARE
                        (In thousands except earnings per share)
                                Second Quarter Ended     Six Months Ended
                              _____________________  _______________________
                              Sept. 30,    Oct. 1,    Sept. 30,     Oct. 1,
                                1994        1993        1994         1993
                              _________   _________  __________   __________
Net earnings before cumulative
  effect of accounting change  $22,923     $18,267     $44,745      $36,429
Cumulative effect of accounting
  change for income taxes            0           0           0        4,900
                              _________   _________  __________   __________
Net earnings                   $22,923     $18,267     $44,745      $41,329
                              =========   =========  ==========   ==========
Shares:
 Weighted average shares
   outstanding                  50,821      50,123      50,760       50,015
 Common stock equivalents        1,495       1,111       1,487          973
                              _________   _________  __________   __________
   Total for primary and fully diluted
   calculation                  52,316      51,234      52,247       50,988

Earnings Per Share*:
 Earnings per common share before
  cumulative effect of
  accounting change              $0.44       $0.36       $0.86        $0.72
 Cumulative effect of accounting
   change for income taxes                                             0.09
                              _________   _________  __________   __________
   Primary and fully diluted**   $0.44       $0.36       $0.86        $0.81
                              =========   =========  ==========   ==========




* All shares and per share amounts include the effect of the stock split described in Note A of the accompanying financial statements.

** The fully diluted calculation is submitted in accordance with Regulation
   S-K item 601 (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.





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